THE CALDWELL & ORKIN FUNDS, INC.

                        ARTICLES OF AMENDMENT

     The Caldwell & Orkin Funds, Inc., a Maryland corporation
having its principal office in Maryland at Baltimore, Maryland
(hereinafter called the "corporation"), hereby certifies to the
State Department of Assessments and Taxation of Maryland that:

     FIRST:  The Charter of the Corporation is hereby amended by striking the name "Aggressive Growth Fund Common Stock" from Line
5 of Paragraph 5 of the Articles Supplementary filed 8-21-92 and inserting in lieu thereof the following name:

                Market Opportunity Fund Common Stock

     SECOND:  The amendment of the Charter of the Corporation as hereinabove set forth has been duly approved by a majority of the
Board of Directors of the Corporation by a consent decree.

     THIRD:  The amendment is limited to a change expressly
permitted by Section 2-605(a)(4) to be made without action by the stockholders of the Corporation.

     FOURTH:  The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.

     FIFTH:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends,
qualifications,
and terms and conditions of redemption (collectively, the
"Rights")
for each class of the Corporation's Common Stock are as set forth in
the Corporation's Articles of Incorporation, and this amendment does
not change any of the Rights.
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     IN WITNESS WHEREOF, The Caldwell & Orkin Funds, Inc. has
caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary.

Dated as of the 19th day of July, 1996.

                              THE CALDWELL & ORKIN FUNDS, INC.

                              /s/ Michael B. Orkin
                              Michael B. Orkin, President

ATTEST:

/s/ M. Rainey Rembert
M. Rainey Rembert, Secretary